Exhibit 14

TO ALL DIRECTORS AND EMPLOYEES

The success of our business depends on our reputation.  Our reputation, in turn, depends on our ability to operate in accordance with principles of honesty, integrity and trustworthiness — principles that must be upheld daily.  Each of our employees, officers and directors must be vigilant to enable us to maintain our reputation as a premier financial institution operating under the highest ethical standards.

To that end, we have adopted a Code of Business Conduct and Ethics to reinforce our continuing commitment to the maintenance of the highest standards of honesty, integrity and trustworthiness.  The Code is broadly stated and is not intended to be a complete set of instructions for behavior in every conceivable situation.  Instead, it is intended to provide a framework to guide each employee and director in exercising his or her good judgment in all matters relating to the conduct of our business.

Compliance with Code of Business Conduct and Ethics, other company policies, and the laws and regulations applicable to our business must be a priority for each of us.  Our officers, directors and managers have the added responsibility of promoting the principles in this Code — but each one of us is personally responsible for maintaining the highest level of integrity and honesty in everything that we do.  We appreciate your support.

President and CEO

Table of Contents

Section I	Overview	4

Section II	Responsibilities of Employees and Directors	5

	a. Asking Questions and Voicing Concerns	5

	b. Duty to Report a Concern	5

Section III	Accounting, Auditing and Internal Controls	6

	a. Maintain Complete and Accurate Accounting Records	6

	b. Recording and Reporting Information	6

	c. Use Company Funds and Assets for Legitimate Business Purposes	6-7

	d. Transactions with FNCB	7

	e. Comply with Corporate Expense Policies	7

	f. Disclosure Policy	7

	g. Rules for Chief Executive Officer, Chief Financial Officer and Senior Financial Officers	7-8

Section IV	Reporting any Illegal or Unethical Behavior or Concerns	9-10

Section V	Retaliation	11

Section VI	Compliance with Laws, Rules and Regulations	12

	a. Legal and Regulatory Matters	12

	b. Spirit of the Law	12

	c. Investments and Insider Trading Compliance	12

	d, Political Processes and Government Relations	12-13

Section VII	Conflicts of Interest	14

Section VIII	Confidentiality	15

Section IX	Other Business Conduct and Ethical Responsibilities	16

	a. Discrimination and Harassment	16

	b. Duty to Maintain Requisite Skills and Qualifications	16

	c. Your Ultimate Duty to the Company	16

	d. Failure to Comply with the Code	16

Section X	Compliance Procedures	17

Section XI	Administration	18

	a. Board of Directors	18

	b. Officers and Supervisors	18

I)                                                                                        OVERVIEW

This Code of Business Conduct and Ethics (the “Code”) sets forth standards of conduct for all representatives of First National Community Bancorp, Inc. (“FNCB”), its subsidiaries, including First National Community Bank (the “Bank”), divisions and affiliates, including directors, officers, employees and agents of FNCB. Throughout the Code, the terms “First National Community Bancorp, Inc.,” “FNCB,” “Company,” “the Company, “Bank”, “we”, “our”, and “us” are used to refer to the enterprise as a whole, to each person within it, and to any person who represents FNCB.

The Company is a Pennsylvania corporation, incorporated in 1997 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  The Company became an active bank holding company on July 1, 1998 when it acquired ownership of First National Community Bank (the “Bank”).  The Bank is a wholly-owned subsidiary of the Company.

The Company’s primary activity consists of owning and operating the Bank, which provides customary retail and commercial banking services to individuals and businesses.  The Bank provides practically all of the Company’s earnings as a result of its banking services. More information about FNCB, its banking and other subsidiaries can be obtained on the Internet at www.fncb.com. The Company is dependent on customer and investor confidence. Inherent in this trust is the responsibility not only to preserve and safeguard public confidence, but also to strengthen and renew such confidence.

The Code provides information about our standards of integrity and explains our legal and ethical responsibilities. It does not address every specific situation or set forth a rule that will answer every question. Rather, it is intended to provide guidance on our responsibilities and assist employees, officers and directors in making the right decision.  Additional requirements are set forth in detail in various individual compliance programs developed by our various operating divisions, which possess the requisite expertise and training. It is each employee and director’s responsibility to understand which compliance programs apply to his/her area of responsibility and to manage the business accordingly.

If you have any questions about these policies, you should discuss them with your supervisor or manager, or with a member of the Executive Management Team. If there appears to be a conflict between this Code and local laws, or if you have questions regarding the interpretation of applicable laws, you should contact your supervisor, manager, or a member of the Executive Management Team. As a general matter, when there is a difference between internal policies that apply to you or between jurisdictions in which you conduct business, the more restrictive policy will prevail.

FNCB requires you to act in full compliance with the policies set forth in this Code and in a manner consistent with the highest ethical standards.  Failure to observe these policies may result in disciplinary action, up to and including immediate termination of employment or other relationship with FNCB. Furthermore, violations of this Code may also be violations of law and may result in civil or criminal penalties for you, your supervisors and/or FNCB.

Although, this Code was developed through the combined thinking of many individuals within our organization, together with the input of our outside counsel, we welcome any additional ideas or thoughts you might have.

II)                                                                                    RESPONSIBILITIES OF EMPLOYEES AND DIRECTORS

Each of us is responsible for complying—and encouraging others to comply—with the Code. In many cases, the framework and policies identified in the Code already exist and universal application which requires the commitment of each Company employee, is what is necessary.

Employees are also asked to ensure that any third party retained on behalf of the Company knows of the existence and importance of the Code.

Directors and Management have the additional responsibility of maintaining a work environment that fosters the principles described in this document.

In general, compliance is one way of achieving consistency among a diverse group of professionals delivering sophisticated services in a complex world.  Whereas details of business protocols can vary between clients, doing the right thing in the right way is always a constant.

Please read the Code carefully. You will be asked to acknowledge that you have read it and that you will abide by its terms.

a.               Asking Questions and Voicing Concerns

This Code provides an overview of the legal and ethical responsibilities that we share. Each of us is responsible for upholding these responsibilities. The standards and expectations outlined here are intended to guide you in making the right choice.  If any aspect of the Code is unclear to you, or if you have any questions or face dilemmas that are not addressed, please bring them to the Company’s attention. Furthermore, if you become aware of a violation of the Code, it is your personal responsibility to communicate this concern.

FNCB strongly encourages its personnel and other representatives to raise possible ethical issues. FNCB prohibits any retaliatory action against any individual for raising legitimate concerns or questions regarding ethics, discrimination or harassment matters or for reporting suspected violations.

The important thing is that you bring your questions or concerns to the Company’s attention through one of the available channels as described later in this document.

Communicating questions/concerns and bringing matters to the Company’s attention are addressed below under the caption “REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR CONCERNS”.

b.               Duty to Report a Concern

We cannot overemphasize that - if you have a concern, or if you discover a violation or potential violation of the law, Company policies, or the Code, you have a duty to report it immediately.

We also wish to make it very clear: the Company will not tolerate criminal or unethical conduct of any kind. Any suspected criminal or unethical conduct MUST be reported.

III)                           ACCOUNTING, AUDITING AND INTERNAL CONTROLS

The accounting and auditing functions are integral components, which help ensure that the Company’s financial books, records, and accounts are accurate.  Therefore, all employees shall honor all requests for such information from an authorized party with all information believed to be pertinent or necessary to meet their requests. If you are not certain regarding whether or not certain information is pertinent or necessary to meet a request, refer to your Supervisor or Manager. Authorized parties include, but may not be limited to, the Company’s Internal Audit Manager, the Chairman of the Audit Committee of our Board, officers in the Company’s Finance Unit, and the Company’s independent public accountants in the conduct of official reviews or business. Other authorized parties include Examiners or representatives from the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), Internal Revenue Service (IRS) or other applicable Governmental Regulatory Agencies in the conduct of official government reviews or business.

a.     Maintain Complete and Accurate Accounting Records

The Company’s financial books, records, and accounts must be maintained in accordance with generally accepted accounting principles and/or statutory accounting practices and must reflect all financial transactions accurately, fairly, and in reasonable detail. Employees, officers and directors are responsible for ensuring that there is an auditable record of financial transactions under their control.

The Company has established policies and procedures to help ensure proper accounting of financial transactions. Falsifying records, deviating from Company policies and procedures or the reporting of false or misleading financial information is prohibited.

b.     Recording and Reporting Information

All information you record or report on behalf of the Company, whether for the Company’s purposes or for use by third parties, must be done honestly and accurately.  Providing false or misleading information in connection with any aspect of the Company’s business or operations will not be tolerated.

c.     Use Company Funds and Assets for Legitimate Business Purposes

Funds and assets of the Company may only be used for legitimate business purposes and in a manner consistent with Company policies.  Services should be provided and products purchased on the basis of quality, value, price and other tangible criteria.  Furthermore, the Company’s funds or assets may never be used for any unlawful purpose.  All employees, officers and directors should protect the Company’s assets and takes measures to ensure they are used efficiently and only for legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company’s profitability. In addition, employees and officers should not perform non-company work or solicit such work while they are supposed to be working for the Company.

All account transactions must be handled in strict compliance with FNCB policies and procedures. Examples of inappropriate transactions include, but are not limited to, misappropriation of funds; opening, closing or altering accounts without proper authorization; unauthorized transfer of funds; and transactions that are inconsistent with established FNCB policies and procedures. Deviations from these procedures may be considered a violation of our ethical standards. It is mandatory that each employee exercise good judgment and proper care with all personal financial relationships.

d.     Transactions with FNCB

FNCB maintains an extensive system of internal controls in order to provide reasonable assurance that assets are safeguarded and that all transactions are properly recorded. Employees are prohibited from memo posting, processing and/or approving their own transactions, or transactions on accounts over which they have any ownership interest in or control or signing authority over. Any FNCB employee found to be processing or approving these transactions would be considered to be in violation of this Code of Ethics and with the internal operating policies and procedures of FNCB

Misuse of FNCB banking services by employees may result in penalties and/or various account restrictions. Certain types of conduct can be deemed serious enough to warrant immediate termination of employment. FNCB reserves the right to review all employee-related accounts for unusual activity, both regularly and during investigations involving potential losses.

e.     Comply with Corporate Expense Policies

Receipts and disbursements must be fully and accurately described on the books and records of the Company. No employee, officer or director may request or approve any payment that is to be used for a purpose that is not reflected in the documents supporting the payment. Payments may be made only upon appropriate approval for actual services rendered or products delivered as required by the Company in the conduct of its business. No invoices believed to be false or fictitious may be paid.

The Company has in place an Accounts Payable, General Expense and Employee Expense Policy. You are expected to be familiar with, and to comply with, the policies applicable to you.

f.      Disclosure Policy

All disclosure in reports and public documents that the Company files with the SEC and in other public communications made by the Company must be full, fair, accurate, timely and understandable. Members of the Company’s Executive Management Team (which includes the CEO and CFO) and the Company’s other senior Finance positions such as the Controllers and Treasurer will have the general responsibility for preparing SEC filings and other public communications and will take affirmative measures to ensure that they are fully informed with respect to matters requiring disclosure or for which disclosure is advisable and that the Company’s filings and communications comply with the Company’s disclosure policy. In addition, directors and employees of the Company have an affirmative obligation to inform these individuals if they have knowledge of information which would affect future filings and communications or if they learn that information in a filing or public communication was untrue or misleading at the time the filing or public communication was made.

g.     Rules for Chief Executive Officer, Chief Financial Officer and Senior Financial Officers

In addition to complying with all other parts of this Code, if you are the Chief Executive Officer, Chief Financial Officer or a Senior Financial Officer or a member of his/her staff, you must take the following steps to ensure full, fair, timely and understandable disclosure in the Company’s periodic reports filed with the SEC:

1.  Conflicts of interest of senior financial officers are prohibited in all cases unless a specific, case-by-case exception has been made after review and approval of specific circumstances by the Board of Directors. Prohibited conflicts of interests for senior financial officials include significant work for an outside employer, transactions between the Company and any other enterprise in which the senior financial officer has an interest (other than owning a de minimums amount of publicly traded securities).

2.  When asked, carefully review a draft of each periodic report for accuracy and completeness before it is filed with the SEC, with particular focus on disclosures each senior financial officer does not understand or agree with and on information known to the officer that is not reflected in the report.

3.  Meet with members of Executive Management, accounting staff and others involved in the disclosure process to discuss their comments on the draft report.

4.  Establish and maintain disclosure controls and procedures that ensure that material information is included in each periodic report during the period in which the periodic report is being prepared.

5.  Consult with the Audit Committee to determine whether they have identified any weaknesses or concerns with respect to internal controls.

6.  Confirm that neither the Company’s internal auditors nor its outside accountants are aware of any material misstatements or omissions in the draft report, or have any concerns about the management’s discussion and analysis section of the report.

7.  Bring to the attention of the Audit Committee matters that you feel could compromise the integrity of the Company’s financial reports, disagreements on accounting matters and violation of any part of this Code.

Any waiver of this section of the Code for the chief executive officer, chief financial officer or a senior financial officer will be promptly disclosed as required by law or regulation of the SEC.

IV)                          REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR CONCERNS

If, during the course of employment, you become aware of or suspect any suspicious activity or behavior including concerns regarding questionable accounting, auditing or internal control matters, violations of laws, rules, regulations or this Code of Ethics, you should promptly contact any of the following:

•                                          Your supervisor or manager

•                                          A member of the Executive Management Team; or

•                                          The Chairman of the Audit Committee

•                                          In person

•                                          By mail to:

Chairman, FNCB \ Audit Committee

Code of Conduct and Ethics Communication

102 E. Drinker St.

Dunmore, PA 18512

•                                          By secure e-mail, accessible only to the Chairman of the Audit Committee: CodeofEthics@FNCB.com.

•                                          The FNCB Employee Ethics Hotline @ 1-866-593-7377 or via the Internet at http://www.fncbhotline.com

FNCB’s reputation depends on the honesty, integrity and good judgment of all of its employees. As a result, and in accordance with the Whistleblower provision of the Sarbanes-Oxley Act of 2002, FNCB has established an anonymous employee ethics hotline identified above (the “Hotline”). All complaints will be treated confidentially and will not be subject to retribution. The Hotline is maintained by an outside independent service that employs trained interview specialists. All complaints dealing with Code of Ethics violations are reported to the Company Internal Audit Manager unless the complaint involves this individual, in which case the complaint should be reported to the Chairman of the Audit Committee. The employee who initiated the call will have the ability to monitor and track the current status and ultimate resolution of the ethics issue he or she brought forward.

Any reports received by the Chairman of the Audit Committee will be handled promptly and with appropriate confidentiality. Depending on the nature of an alleged violation, the Audit Committee of the Board of Directors will be responsible for conducting an investigation and would be responsible for determining appropriate disciplinary action, if any.

In the event you have a concern or are aware of a violation or suspected violation of the Code made by, or involving the Chairman of the Company’s Audit Committee of the Board, you must report your concern to FNCB’s Chairman of the Board. If you wish to remain anonymous, the use of mail or the Hotline is recommended. However, regardless of the method of communication, every effort will be taken to allow sources to remain confidential if they state that this is their intent.

Any supervisor, manager or member of the Executive Management Team who receives a report appearing to have merit regarding a violation or potential violation of this Code must instruct the individual to report the violation or potential violation immediately to the Audit Committee.  The supervisor, manager or Executive Management Team member, as applicable, is responsible for following up to ensure that the matter was actually reported and encouraging the individual bringing the claim to his or her attention to cooperate fully with any subsequent investigation.

In all cases, upon the Company’s determination that an employee has engaged in criminal or other conduct in violation of the Code, that employee will be disciplined in an appropriate manner. In addition to disciplining offending parties, individuals responsible for the failure to detect or report such conduct may also be disciplined, depending upon the circumstances of the case. The gravity of the offense will determine the appropriate discipline, which could include termination of employment and/or legal action.

We will use reasonable efforts to protect the identity of any person who reports ANY potential misconduct. When reporting a concern, please supply sufficient information so that the matter may be investigated properly. As the ultimate objective of any investigation is to uncover the truth, any employee who is found to have lied during an internal investigation will be subject to appropriate discipline, which could include immediate termination for that act of dishonesty. Full cooperation is expected both from anybody who is suspected or accused of improper conduct and from anybody who makes accusations against somebody else. Any information you supply will be handled in a confidential manner to the greatest extent possible. We will also use reasonable efforts to protect the identity of the person about or against whom an allegation is brought, unless and until it is determined that a violation has occurred. Once an investigation has begun, any person involved in any capacity must not discuss or disclose any information to anyone outside of the investigation unless required by law or when seeking his or her own legal advice, and is expected to cooperate fully in any investigation. Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code. Further, you should not use these complaint and concern communication procedures for personal grievances not involving this Code.

When you communicate a concern or complaint using the procedures above, this is what you can expect:

•      Your report will be taken seriously.

•      The Audit Committee will follow-up on your report. Each report will be carefully evaluated before it is referred for investigation or resolution.

•      Your complaint or concern will be handled promptly, discreetly, and professionally. Discussions and inquiries will be kept in confidence to the extent appropriate or permitted by law.

V)                                                                                   RETALIATION

Our commitment to integrity includes a responsibility to foster an environment that allows employees, officers and directors to report violations without the fear of retaliation or retribution. Employees, officers and directors must never be discouraged from using any available channel within the organization to report their concerns. Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he or she did something wrong by choosing one method over another. Any person reporting a violation under this Code must be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

Any employee, officer or director who retaliates against another employee, officer or director for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

VI)                                                                               COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Our operations are conducted primarily in Northeastern Pennsylvania. This Code, which is founded on the highest ethical standards, is to be followed universally by all our employees wherever located. Although laws may and do differ from state to state, matters of our basic business integrity transcend state borders. Pertinent laws of every jurisdiction in which the Company operates must be followed.

Each employee is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice.  This maybe obtained through Company sponsored training or from individual department/divisional management and supervisors.

With regard to the law, here are some key areas that apply to all employees:

a.               Legal and Regulatory Matters

Adherence to legal and regulatory requirements must govern the business decisions and actions of every Company employee. You should make every effort to ensure that you and the Company are in compliance with all legal and regulatory requirements applicable to your area of employment. Any legal, regulatory or governmental inquiry or action should be directed to, and handled by, the Company’s Chief Information Officer.

b.               Spirit of the Law

In acting to ensure that you and the Company are in compliance with legal and regulatory requirements, your actions should comply with both the spirit, as well as with the letter, of the law.

c.               Investments and Insider Trading Compliance

FNCB maintains a Policy on Insider Trading, which is to be read and then documented by a signed acknowledgement from every director and employee. Compliance with the Insider Trading Policy is mandated as specified therein and violations of the Insider Trading Policy may subject you to criminal prosecution, retribution, monetary damages and other legal recourse, in addition to Company action up to and including immediate termination.

d.               Political Processes and Government Relations

The Company intends to fully comply with all political contribution laws. No employee, officer or director may make or offer any gift, loan, favor, or special service with the intent to influence or affect the independent judgment of any government official. Employees, officers and directors must exercise good judgment in relationships with government officials and their employees so these individuals are not placed in compromising situations that could reflect adversely on the Company.

The Company supports the right of each employee, officer and director to make personal political contributions. Outside normal office hours, each employee, officer or director is also free to participate in political campaigns on behalf of the candidates and issues of that person’s personal choice, within the constraints applicable to any other outside activity.

The Company will not make or reimburse employees, officers or directors for any contributions in support of any political party, candidate, or committee. Contributions include donations of property or services and purchases of tickets for dinners and other fund raising events.

No person acting as a Company employee may solicit contributions from other employees on behalf of political candidates, incumbents, or parties.

VII)                                                                           CONFLICTS OF INTEREST

We are all expected to give our undivided business loyalty to the Company when conducting our job- related duties. Accordingly, we must be careful to avoid conflicts of interest. A “conflict of interest” exists when a person’s private interest interferes/conflicts, or even appears to interfere/conflict, in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees, officers or directors or their family members may also create conflicts of interest and particular care must be taken to comply with all applicable policies, laws, regulations and this code as applicable. Conflicts of interest can arise in many common areas, despite our best efforts to avoid them. Therefore, we should not place ourselves in situations that might force us to choose between our own personal or financial interests and the interests of the Company.

The Company has published a Conflict of Interest and Ethics Policy that is in place for all levels of the organization. All employees, officers and directors of the Company should be familiar with, refer to and adhere with this Conflict of Interest and Ethics Policy.

VIII)                                                                       CONFIDENTIALITY

Employees, officers and directors of the Company must maintain the confidentiality of information entrusted to them by the Company, our clients and prospective clients, except when disclosure is either expressly authorized by the client, Company or required by law.  Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Company or its clients and prospective clients, if disclosed. It also includes information that clients, prospective clients and suppliers have entrusted to us. The Company expects that each employee, officer and member of the Board of Directors will preserve all such confidential information even after his or her employment or relationship with the Company ends. In some cases, disclosure of any such confidential information, even after termination of employment or other relationship, may result in civil or criminal liability to the individual. All employees, officers and directors must, upon termination of employment or relationship with the Company, return all confidential information to the Company, including originals and copies, whether in electronic or hard copy.

The Company has published Privacy Policies in place at all levels of the organization. All employees, officers and directors of the Company should be familiar with, refer to and adhere with these Privacy Policies.

Corporate News and Information

All statements to various communications media will be handled through the office of the CEO, or a designated member of the Executive Management Team.

Financial or any other information regarding FNCB or its affiliates is not to be released to any person unless it has been published in reports to our shareholders or has otherwise been made generally available to the public in accordance with applicable disclosure regulations. Financial information is the responsibility of FNCB’s Chief Financial Officer.

IX)                                                                               OTHER BUSINESS CONDUCT AND ETHICAL RESPONSIBILITIES

a.               Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Our discrimination and harassment policy is described in detail in the FNCB’s Personnel Handbook.

b.               Duty to Maintain Requisite Skills and Qualifications

As a provider of financial services, the Company’s employees are its strongest “asset,” it’s most distinctive and enduring resource.  The Company is committed to enhancing the skills of its employees.  Employees are expected to develop and maintain the requisite skills and qualifications for their position requirements.  Maintaining the best professional standards is an inherent quality of a work ethic premised on integrity.  This fosters an environment in which individual self-esteem is achieved, mutual respect among employees is nurtured and pride in the Company’s performance is shared.

c.               Your Ultimate Duty to the Company

You should always adhere to the Code, as well as the law and Company policies, even if directed to do otherwise by your manager or some other person of authority. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

d.               Failure to Comply with the Code

Employees who do not comply with the Code will be subject to disciplinary action up to and including termination. The Company may also report certain matters to regulators or to appropriate government authorities for criminal or civil prosecution.

X)                                                                                   COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are some steps to keep in mind:

•                  Make sure you have all the facts.  In order to reach the right solutions, we must be as fully informed as possible.

•                  Ask yourself: What specifically am I being asked to do?  Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•                  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•                  Discuss the problem with your supervisor.  This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•                  Seek help from Company resources.  In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor or manager with your question, discuss it with or another member of the Executive Management Team. If you prefer to raise your concerns in written format, you may do so using interoffice or other acceptable means of delivery.

•                  Always ask first, act later.  If you are unsure of what to do in a given situation, seek guidance before you act.

You are obligated to report legal or ethical violations, concerns or complaints regarding accounting, auditing, and other matters, and you should feel free to do so without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees, officers or directors for good faith reports of legal or ethical violations, or concerns or complaints regarding accounting, auditing, or ANY other matters. See the Sections of this Code entitled “REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR CONCERNS” and “RETALIATION” for more guidance.

XI)                                                                               ADMINISTRATION

a.               Board of Directors

The Company’s Board of Directors, including the Audit and Corporate Governance Committees thereof, will help ensure this Code is properly administered. The Board Committees, with ratification by the full Board, will be responsible for the annual review of the compliance procedures in place to implement this Code and will recommend clarifications or necessary changes to this Code for approval, including changes to ensure the Code meets the SEC’s standards. The Board will disclose in each annual report filed with the SEC that it has adopted this Code and disclose whether or not the Code meets the SEC standards. In addition, the Code will be made publicly available. Any waiver of this Code for the Executive Management Team or members of the Board may be made only by the Board or a Board Committee and will be promptly disclosed as required by law or regulation of the SEC or the national securities exchange or automated quotation system on which our securities are listed or quoted.

b.               Officers and Supervisors

All officers and supervisors are responsible for reviewing this Code with their employees and ensuring they have signed the attached certification. Officers and supervisors are also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code.